                                                                    EXHIBIT 4.19

      The following document is an unofficial translation provided for the convenience of our English speaking readers.


                            [HAVAS LOGO APPEARS HERE]


 A corporation (societe anonyme) with registered capital of 121,819,852.80 euros
          Registered Office: 84 rue de Villiers, 92300 Levallois-Perret
  335 480 265 RCS (Registre du Commerce et des societes - Registry of Commerce and Companies) of Nanterre
                                FINAL PROSPECTUS
  made available in connection with the issue and admission to trading on the Premier Marche of Euronext Paris S.A. of debt securities in the nominal amount of 400,000,007.25 euros, which may be increased to a maximum nominal amount of 449,999,998.75 euros represented by Bonds convertible and/or exchangeable into new or existing shares with a nominal value of 10.75 euros each.

The Legal Notice of this Offering will be published in the Bulletin des annonces legales obligatoires [Gazette of Official Legal Notices] dated 15 May 2002.
--------------------------------------------------------------------------------
                            [COB LOGO APPEARS HERE]

             Registered with the Commission des Operations de Bourse

   Pursuant to Articles L. 412-1 and L. 621-8 of the French Money and
   Financial Code, the Commission des Operations de Bourse has registered this Prospectus under number 02-543 effective on 13 May 2002, as provided under Regulation No. 98-01. This Prospectus was prepared by the issuer and renders the signatories thereof liable. Effectiveness of the registration does not imply approval of the advisability or suitability of the transaction, nor validation of the accounting and financial information set forth herein. It was granted after review of the relevance and consistency of the information provided in the Prospectus in light of the transaction being offered to investors.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     Warning

   The Commission des Operations de Bourse hereby draws the public's attention to:
   o the specific characteristics of the securities described in this Prospectus. Governed by Articles L. 228-91 et seq. of the French Commercial Code, they do not have certain of the characteristics normally associated with convertible or exchangeable debt securities. Among other things, upon redemption, either on a normal or early basis, the bondholders will have only the time between the date of the notice announcing such redemption (which must be published no later than one month prior to the repayment date) and the seventh business day prior to the actual redemption in which to exercise their right to receive shares.
   o the fact that the bondholders have the option to request early redemption 1 January 2006 of all or part of their bonds in cash. Such decision is irreversible. Bondholders should be aware that if many of them exercise this option on a large number of bonds, this could substantially reduce the number of securities and adversely impact the Marche Secondaire for the remaining term of the Bonds.
   o the observations of the statutory auditors:
   - with respect to the annual financial statements as at 31 December 2001, relating to note III-2 in the annex regarding the allocation of a reserve for the depreciation of the shares of Snyder Communications Inc.
   - with respect to the correction to the Reference Document dated 24 April 2002 number D.02-227/R1, relating to the reclassification by the company of the unusual items previously presented as "extraordinary income/expense" to operating income.
--------------------------------------------------------------------------------
This final Prospectus consists of:
     o the Havas Advertising Reference Document filed with the Commission des Operations de Bourse ("COB") on 15 April 2002 under number D.02-227;
     o the correction filed with the COB on 24 April 2002 under number D.02-227/R1 to the Reference Document filed with the COB on 15 April under number D.02-227;
     o the Preliminary Prospectus filed with the COB on 13 May 2002 under the number 02-533; and
     o   this Final Prospectus.

Copies of this Prospectus are available free of charge at the registered office of Havas Advertising, 84 rue de Villiers, 92300 Levallois-Perret and from:

                              SG Investment Banking
                        Lead Underwriter and Bookrunner

Translation from French-for Information Only

                                HAVAS ADVERTISING

                            DESCRIPTION OF THE BONDS
        CONVERTIBLE INTO AND/OR EXCHANGEABLE FOR NEW OR EXISTING SHARES

AMOUNT OF THE ISSUE AND NUMBER OF BONDS ISSUED

The nominal initial value of the Havas Advertising 4 per cent. Bonds May 2002 / January 2009 will be of 400,000,007.25 euros represented by 37,209,303 Bonds.

However, the Company has given the Lead Underwriter and Bookrunner an over-allotment option which, if exercised, could lead the Company to increase the nominal amount of the Bonds by a maximum of 12.5 per cent., up to a maximum nominal amount of 449,999,998.75 euros represented by 41,860,465 Bonds with a nominal value of 10.75 euros each.

NOMINAL AMOUNT PER BOND OF THE BONDS

The nominal amount per Bond is set to 10.75 euros.

ISSUE PRICE

The Bonds will be issued at par, payable at one time, on the settlement date.

EFFECTIVE DATE AND SETTLEMENT DATE

On 22 May 2002.

TERM OF THE BONDS

6 years and 224 days from the settlement date.

ANNUAL INTEREST

The Bonds will bear interest at an interest rate of 4 per cent. per year, 0.43 euros per Bond, payable in arrears on 1 January of each year. For the period between the settlement date of the Bonds to 31 December 2002 an amount of interest of approximately 0.26389 euros per Bond will be paid on 1 January 2003.

REDEMPTION AT MATURITY

The Bonds will be redeemed in full at par on 1 January 2009.

GROSS YIELD TO MATURITY

4 per cent. at the settlement date (in the absence of conversion and/or exchange into shares and in the absence of early redemption).

EARLY REDEMPTION AT ISSUER'S OPTION

Possible, at Issuer's option:

o   at any time by on or off-market purchase, or by public offer;

o from 1 January 2005 until 31 December 2008, upon minimum prior notice of one month,

    - at par increased by the interest remaining to be paid with respect to the period between the last interest payment date and the effective redemption date,

    - but provided that the product of (i) the existing conversion/exchange ratio and (ii) the arithmetic mean of the closing prices of the opening trading prices of Havas Advertising shares on the Premier Marche of Euronext Paris S.A. calculated over a period of 20 consecutive stock exchange trading days during which the shares are traded as selected by the Company from among the 40 consecutive stock trading days preceding the date of publication of a notice concerning such early redemption exceeds 125 per cent. of the nominal value of the Bonds;

o at any time, when less than 10 per cent. of the Bonds issued remain outstanding, at par increased by the interest remaining to be paid with respect to the period between the last interest payment date and the effective redemption date.

ACCELERATED REPAYMENT IN EVENT OF DEFAULT

The Bonds will become immediately due and payable upon the happening of any of the events set forth in paragraph 2.3.7.6. ("Accelerated Maturity of the Bonds Upon An Event of Default").

Translation from French-for Information Only

EARLY REDEMPTION AT THE OPTION OF THE BONDHOLDERS

The Bonds are redeemable at the request of the bondholders, in full or in part, on 1 January 2006 at par increased by the interest remaining to be paid with respect to the period between the last interest payment date and the effective redemption date.

CONVERSION AND/OR EXCHANGE OF THE BONDS INTO SHARES

The Bondholders may request that the Bonds be converted and/or exchanged into shares at any time from 22 May 2002, the settlement date of the Bonds until the seventh business day preceding the date of redemption at the conversion/exchange rate of ONE Havas Advertising share per Bond, subject to the adjustments set forth in paragraph 2.6.7.3 ("Adjustment of the Conversion/Exchange Ratio in the Event of Financial Transactions").

The Issuer may, at its option, deliver newly issued shares and/or existing and outstanding shares.

PREEMPTIVE SUBSCRIPTION RIGHTS AND PRIORITY SUBSCRIPTION PERIOD

The shareholders have waived their preemptive subscription rights. No priority subscription period is applicable.

OFFER TO THE PUBLIC

The placement will be made between 13 May 2002 and 16 May 2002, inclusive, and may be closed without prior notice. Offer to individuals will remain open from 14 May 2002 until 16 May 2002 inclusive.

EFFECTIVE DATE OF NEW SHARES ISSUED ON CONVERSION

New shares issued on conversion of the Bonds will be effective as of the first day of the financial year during which the Bonds are converted.

EFFECTIVE DATE OF EXISTING SHARES DELIVERED ON EXCHANGE

Existing shares delivered upon exchange of the Bonds will be currently outstanding and effective.

RATING

The Bonds will not be rated.

SHARE TRADING PRICE

Closing trading price on 13 May 2002: 7.96 euros.

LISTING OF SHARES

Premier Marche of Euronext Paris S.A.

Translation from French-for Information Only


                                    CHAPTER I

                   PERSON RESPONSIBLE FOR THE FINAL PROSPECTUS
                    AND FOR AUDITING THE FINANCIAL STATEMENTS


1.1    PERSON RESPONSIBLE FOR THE FINAL PROSPECTUS

       Alain de Pouzilhac, Chairman of the Board of Directors (President du conseil d'administration).

1.2    CERTIFICATE OF THE PERSON RESPONSIBLE FOR THE FINAL PROSPECTUS

       To the best of our knowledge the information in this Final Prospectus is true and accurate. It includes all information necessary for investors to form an opinion as to the assets and liabilities, financial situation, results of operations and prospects of Havas Advertising and its subsidiaries as well as the rights attached to the securities being offered; there are no omissions such as would make it misleading.

                               Alain de Pouzilhac
                     The Chairman of the Board of Directors

1.3    PERSONS RESPONSIBLE FOR AUDITING THE FINANCIAL STATEMENTS

1.3.1  Principal Statutory Auditors


                                                        Date First
                                                        Appointed           Expiration of Pending Term
                                                       -------------        --------------------------

       Monsieur Francois BOUCHON
       33, avenue de Suffren
       75007 Paris                                     30 Sept 1982         Shareholders' Meeting 2006/(1)/

       Yves LEPINAY et Associes  "FIDINTER"
       128, boulevard Saint-Germain 75006 Paris
       Represented by Messrs. Yves LEPINAY and
       Jean-Yves LEPINAY                               26 June 1990         Shareholders' Meeting 2006/(1)/

1.3.2  Alternate Statutory Auditors

                                                        Date First
                                                        Appointed           Expiration of Pending Term
                                                       ---------------      --------------------------

       FNEC-FIDUCIAIRE NATIONALE D'EXPERTISE
       COMPTABLE SA
       15, rue de l'Amiral Roussin 75015 Paris
       Represented by Mr. Bruno VAILLANT               25 June 1984         Shareholders' Meeting 2006/(1)/


       Expiration Date of pending appointment: at the close of the Meeting of Shareholders called to pass on the financial statements for the year 2001.

       Mr. Michel SIBI
       128, boulevard Saint-Germain
       75006 Paris                                     23 May 2000          Shareholders' Meeting 2006/(1)/

--------------
/(1)/ Shareholders' Meeting called to approve the financial statements for fiscal year 2005.

1.3.3   Certificate of Statutory Auditors

        As the statutory auditors of Havas Advertising and in accordance with rule 98-01 of the COB and professional standards applicable in France, we have verified the information relating to the Company's financial situation and the historical financial statements contained in this Final Prospectus, established for the purpose of the issue and admission to trading on the Premier Marche of Euronext Paris S.A. of debt securities in the nominal amount of approximately 400 million euros, which may be increased to a maximum nominal amount of 450 million euros represented by bonds convertible and/or exchangeable into new or existing shares.

        This Final Prospectus consists of:

        o the Havas Advertising Reference Document filed with the COB on 15 April 2002 under number D.02-227, which includes a certificate from us dated 9 April 2002 wherein we concluded that we

Translation from French-for Information Only

         had no observations regarding the accuracy of the information provided in relation to the Company's financial situation and financial statements.

     o the correction to this Reference Document filed with the COB on 24 April 2002 under number D.02-227/R1, which includes a certificate from us dated 24 April 2002 wherein we concluded that the accuracy of the information provided in relation to the Company's financial situation and financial statements, as presented in the corrected Reference Document, requires the following observation from us:

The Company has reclassified the unusual items previously presented as "extraordinary income/expense" to operating income.

     o The Preliminary Prospectus registered with the COB on March 13, 2002 under number 02-533.

     o   this Final Prospectus.

The Company's Chairman of the Board of Directors was responsible for the preparation of this Final Prospectus. Our responsibility is to report on the accuracy of the information that it contains relating to the Company's financial situation and financial statements.

We have conducted our work in accordance with professional standards applicable in France. Those standards require that we determine the accuracy of the information relating to the Company's financial situation and financial statements and its consistency with the financial statements on which we issued a report. Our work also included reading the other information contained in this Final Prospectus in order to identify any material inconsistencies with the information relating to the financial situation and the financial statements and to report any clear material misstatement of facts that we may have detected, based on our general knowledge of the Company ascertained during the course of our work. This document does not include distinct forecast data or information prepared through a structured process.

We audited the individual financial statements and the consolidated financial statements for the financial years ended December 31, 1999, December 31, 2000 and December 31, 2001, approved by the Board of directors, in accordance with standards applicable in France, and we certified them without any reservations or observations other than:

     o with respect to the consolidated financial statements, we mentioned a change in accounting practices as of 31 December 1999 regarding the stock option subscription plans of subsidiaries incorporated into the group, and that since 31 December 2000 CRC Rule no. 99-02 applies.

     o with respect to the annual financial statements as at 31 December 2001, we made an observation drawing attention to note III-2 in the annex regarding the allocation of a provision for the depreciation in Snyder Communications Inc.'s share price.

The individual financial statements and the consolidated financial statements for the financial years ended December 31, 1999, December 31, 2001 have not yet been approved by the shareholders.

On the basis of the work we conducted, we have no observations regarding the accuracy of the information on the financial situation and the financial statements contained in this Final Prospectus.

PARIS, 13 May 2002

       Yves LEPINAY & Associes                    Francois BOUCHON
            "FIDINTER"



       Yves LEPINAY
       Jean-Yves LEPINAY



                             The Statutory Auditors

                   Members of the Compagnie Regionale of PARIS

Translation from French-for Information Only



1.4   PERSON RESPONSIBLE FOR INFORMATION


      Jacques Herail, Senior Vice President for Finance          Alain Camon, Financial Vice President
      (Directeur General Finances)                               (Directeur Financier)

      Telephone: +33(1).41.34.30.05                              Telephone: +33(1).41.34.30.51
      Fax : +33(1).41.34.30.06                                   Fax : +33(1).41.34.30.81
      E-mail : jacques.herail@havas-advertising.fr               E-mail : alain.camon@havas-advertising.fr


Translation from French-for Information Only


                                   CHAPTER II

                    ISSUE AND ADMISSION TO THE PREMIER MARCHE
         OF THE HAVAS ADVERTISING BONDS CONVERTIBLE AND/OR EXCHANGEABLE
                           INTO NEW OR EXISTING SHARES


2.1      INFORMATION RELATING TO THE ISSUE

2.1.1    Meeting of Shareholders Which Approved the Issue

         The Combined Meeting of Shareholders of Havas Advertising (the "Company") held on 22 May 2001, acting in compliance with the rules relating to quorums and majority voting requirements applicable to extraordinary shareholders' meetings, after considering the Report of the Board of Directors and the Special Report of the Statutory Auditors and pursuant to Article L. 225-129 III of the French Commercial Code, in its twentieth resolution, among other things:

     o granted to Board of Directors the necessary authority to issue shares of the Company, on one or more occasions in the proportions and the times it deems appropriate, both in and outside France, as well as all other securities of any kind giving immediate or future rights to the Company's shares, including in the case such securities should be issued under Article L. 228-93 of the French Commercial Code;

     o resolved that the amount of capital increases to be made immediately and/or in the future pursuant to such grant of authority may not exceed 36 million euros in nominal amount, to which will be added the nominal amount of the additional shares, if any, to be issued to preserve the rights of the securities holders holding securities convertible into shares;

     o further resolved that the nominal amount of any debt securities issued pursuant to the above-described grant of authority may not exceed 2 billion euros or the equivalent in foreign currency or units of account fixed in relation to a basket of currencies;

     o resolved to waive the preemptive rights of shareholders to subscribe for the securities to be issued, provided, however, that the Board of Directors could grant to shareholders the option to subscribe on a priority basis for all or part of the issue during the period and on terms and conditions which it may determine;

     o determined that the above-described grant of authority includes as a matter of right and for the benefit of holders of securities giving rights in the future to shares of the Company which may be issued, if any, a waiver by the shareholders of their preemptive rights to acquire the shares to which such securities may give rights; resolved to eliminate the preemptive rights of shareholders to acquire the shares issued through conversion of the bonds or exercise of warrants;

     o resolved that the amount received, or to be received, by the Company for the shares issued in connection with the above-described grant of authority shall be calculated as provided by applicable law;

     o resolved that the Board of Directors should have all authority, with the right to subdelegate to the Chairman on the conditions prescribed by law, to implement this grant of authority.

         The authority thus granted to the Board of Directors is valid, as of this meeting, for the duration provided for in the third paragraph of Article L. 225-129-III of the French Commercial Code.

2.1.2    Resolutions of the Board of Directors and Chairman

         Pursuant to the authority given to it by the Combined Meeting of Shareholders of Havas Advertising held on 22 May 2001, especially in the twentieth resolution, the Board of Directors, on 5 March 2002, approved in principle the issue of bonds convertible and/or exchangeable into new or existing shares in a maximum amount of 500 million euros and delegated to the Chairman the power to set their final terms and conditions.

         On 13 May 2002 the Chairman of the Board of Directors acted to set the characteristics of the bonds as follows.

2.2      DESCRIPTION OF THE BONDS

         In this Final Prospectus the term "Bonds" refers to the bonds with the option of conversion and/or exchange into new or existing shares having all of the characteristics described in this Final Prospectus.

Translation from French-for Information Only


2.2.1    Number and Nominal Value of the Bonds, proceeds of the Issue


2.2.1.1  Number and Nominal Value of the Bonds

         The Havas Advertising 4 per cent. Bonds May 2002 / January 2009 will be in a nominal amount of 400,000,007.25 euros, represented by 37,209,303 Bonds.

         The Company, however, has given the Lead Underwriter and Bookrunner an option solely for the purpose of covering any over-allotments which, if exercised, would lead the Company to increase the nominal amount of the issue by a maximum of 12.5 per cent. to a maximum nominal amount of 449,999,998.75 euros, represented by 41,860,465 Bonds with a nominal value of 10.75 euros each.

2.2.1.2  Proceeds of the Issue

         The gross proceeds of the issue will be 400,000,007.25 euros and could be increased to an amount of 449,999,998.75 euros if the over-allotment option is exercised.

         The net proceeds of the issue paid to the issuer, after deducting from the gross amount approximately 6 million euros corresponding to the fees due to the underwriters and approximately 0.2 million euros corresponding to legal and administration expenses, will be approximately 393.80 million euros and could be increased to approximately 443.04 million euros if the over-allotment option is exercised.

2.2.2    Structure of the Issue

2.2.2.1  Offer

         The Bonds which are offered as part of a global offering will be offered:

         o   in France, to legal entities and individuals;

         o outside France in accordance with the particular rules applicable in each jurisdiction where they are offered, with the exception of the United States of America, Canada, and Japan, where no offer will be made.

         No specific tranche of Bonds is designated for a particular market.

2.2.2.2  Selling Restrictions

         The distribution of the Prospectus or the offering or sale of the Bonds may, in certain jurisdictions, be subject to specific regulations. Any person in possession of the Prospectus should familiarize himself or herself with, and comply with, any possible local restrictions.

         The institutions responsible for the placement will comply with the laws and regulations in effect in jurisdictions where the Bonds are offered, including, but not limited to, the restrictions described below.

         United Kingdom Selling Restrictions

         Each institution participating in the offering represents and warrants that:

         (a) it has not offered of sold and will not, prior to the date six months following the date of their issue, offer or sell any Bonds in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their business, or otherwise in circumstances which have not resulted, and will not result, in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

         (b) it has complied, and will comply, with all applicable provisions of the Public Offers of Securities Regulations 1995 and the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to the Bonds in, from, or otherwise involving the United Kingdom; and

         (c) it has only issued or passed on, and it will issue or pass on, in the United Kingdom, any document received by it with a view to offering for sale or selling (within the meaning of section 21 of the FSMA) the Bonds except under the circumstances where section 21(1) of the FSMA does not apply to the Company.

Translation from French-for Information Only

         United States Selling Restrictions

         The Bonds and the Havas Advertising shares to be issued or delivered upon conversion or exchange thereof have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and, subject to certain exceptions, may not be offered or sold in the United States.

         The Bonds will be offered and sold outside the United States ("Offshore Transactions") in accordance with Regulation S of the Securities Act.

         Terms used in the preceding two paragraphs have the meaning ascribed to them in Regulation S under the Securities Act.

         Canada and Japan Selling Restrictions

         Each institution participating in the offering agrees that it has not offered nor sold, and will not offer or sell, the Bonds in Japan or Canada.

2.2.2.3  Intention of the Principal Shareholders

         The directors own 0.4 per cent. of the Company's share capital, and none of them has indicated an intention to invest in this issue. No other shareholder has been informed of this Bond issue.

2.2.3    Preemptive Subscription Right and Priority Period

         The shareholders expressly waived their preemptive rights to acquire the Bonds at the Extraordinary Shareholders' Meeting held on 22 May 2001. This action includes an express waiver by the shareholders of their pre-emptive right to acquire new shares to be issued upon conversion of the Bonds.

         No priority period has been provided for subscribing for the Bonds.

2.2.4    Acquisition by the Public and Offering Period

         The offering of all the Bonds will be made from 13 May 2002, through 16 May 2002 inclusive and may be closed without prior notice. Offer to individuals will remain open from 14 May 2002 to 16 May 2002 inclusive.

         Tentative Calendar of the issue

         13 May 2002           Registration stamp of the COB affixed to the
                               Preliminary Prospectus.
         13 May 2002           Construction of order books
         13 May 2002 (p.m.)    Determination of final terms and conditions of
                               issue and registration of Final Prospectus with
                               the COB and affixing of registration stamp
         14 May 2002           Beginning of subscription period for individuals
         16 May 2002           End of subscription period for individuals
         22 May 2002           Payment - delivery of Bonds

2.2.5    Financial Institutions Responsible for Offering

         Orders to acquire the Bonds should be made with Societe Generale, Lead Underwriter and Bookrunner or with CCF, BNP Paribas, Credit Lyonnais, Salomon Brothers International Limited or Santander Central Hispano Investment SA, responsible for placing the issue.

2.3      CHARACTERISTICS OF THE BONDS

2.3.1    Form, Denomination, and Delivery of the Bonds

         The Bonds to be issued by the Company are neither bonds convertible into shares within the meaning of Articles L. 225-161 et seq. of the French Commercial Code, nor bonds exchangeable for shares within the meaning of Articles L. 225-168 et seq. of the French Commercial Code, but, rather, securities carrying rights to obtain shares of the Company's capital stock within the meaning of Articles L. 228-91 et seq. of the French Commercial Code.

Translation from French-for Information Only

         The Bonds will be governed by French law.

         The Bonds may be in either bearer or registered form, at the option of the Bondholders. They will, in any event, be recorded in accounts held, as the case may be, by:

         o Societe Generale acting on behalf of the Company in respect of fully registered Bonds (nominatifs purs);

         o an approved financial intermediary (intermediaire financier habilite) of their choice and Societe Generale in respect of Bonds in administered registered form (nominatifs administres);

         o an approved intermediary (intermediaire financier habilite) of their choice for Bonds in bearer form.

         Settlement and delivery will take place through the RELIT-SLAB settlement-delivery system of Euroclear France under the Sicovam Code:
         18847.

         All of the Bonds issued will be accepted for clearance through Euroclear France, which will ensure the clearing of the Bonds between account holders. The Bonds will also be accepted for clearance through Euroclear Bank S.A./N.V. and Clearstream Banking.

         The Bonds will be recorded in an account and will be negotiable as from 22 May 2002, their settlement date.

2.3.2    Issue Price

         The nominal amount per Bond of the Bonds is set to 10.75 euros per Bond, payable all at one time on the settlement date.

2.3.3    Issue Date

         On 22 May 2002.

2.3.4    Settlement Date

         On 22 May 2002.

2.3.5    Nominal Interest Rate

         4 per cent.


2.3.6    Annual Interest

         The Bonds will bear interest at a rate of 4 per cent. per annum, 0.43 euros per Bond, payable annually in arrears on 1 January of each year and for the first time on 1 January 2003 (each of these dates an "Interest Payment Date"). For the period from the settlement date of the Bonds until 31 December 2002 an amount of interest of approximately 0.26389 euros per Bond will be paid on 1 January 2003 on the terms and conditions set forth below.

         All interest payments relating to an interest period of less than one full year will be calculated on a basis proportionately equivalent to the annual interest rate above taking account of the number of days elapsed from the immediately preceding Interest Payment Date (or, as the case may be, if there is none, since the Settlement Date) and using a 365 or 366 day year as a reference period, according to the actual number of calendar days between the next Interest Payment Date and the same date of the preceding year.

         Subject to paragraph 2.6.5 ("Right of Bondholders to Interest and Dividends of Delivered Shares") below, interest will cease to run as of the date the Bonds are redeemed.

         Claims for interest will be void after a period of five years from their due date.

2.3.7    Redemption, Acceleration

2.3.7.1  Redemption at Maturity

         The Bonds will be redeemed at par on 1 January 2009.

         Claims in respect of principal will be barred after a period of 30 years from the due date of the redemption.

Translation from French-for Information Only

2.3.7.2  Early Redemption by Purchase or Public Offer

         The Company will be entitled to redeem the Bonds at any time, and without limitation as to price or number, through both on and off-market purchases, or through a public tender offer of repurchase or exchange. Any such transaction shall not affect the due date for redemption of any Bonds still outstanding. Repurchased Bonds will be cancelled.

2.3.7.3  Early Redemption by Purchase at the Option of the Issuer

         1. The Company, at its option, will be entitled to redeem all of the Bonds at any time from 1 January 2005 until 31 December 2008, subject to a one-month notice as set forth in paragraph 2.3.7.4 ("Publication of Information Relating to Early Redemption or Redemption at Maturity"), on the following conditions:

             (i) the early redemption price will be par increased by the interest remaining to be paid with respect to the period between the last Interest Payment Date and the effective date of redemption;

             (ii) such early reimbursement shall only be possible, if:

                  o the existing Conversion/Exchange Ratio of the shares (as defined in paragraph 2.6.3 ("Period for Exercise and Conversion/ Exchange Ratio of Shares")); multiplied by

                  o the arithmetic mean of the opening prices of Havas Advertising shares on Euronext Paris S.A. calculated over any period of 20 consecutive stock exchange trading days during which the shares are traded, as selected by the Company from the 40 consecutive stock exchange trading days preceding the date of the notice announcing such early repayment (as provided in paragraph 2.3.7.4 ("Publication of Information Relating to Early Redemption or Redemption at Maturity"))

             exceeds 125 per cent. of the nominal value of the Bonds.

             A "stock exchange trading day" means a business day on which Euronext Paris S.A. is open for business other than a day on which such trading ceases prior to the usual closing time.

             A "business day" means a day (other than a Saturday or Sunday) on which banks are open for business in Paris and on which Euroclear France is open for business.

             For information purposes, the table below shows, as at the interest payment dates during the optional redemption period, the early redemption price of each Bond, the minimum share price for a Havas Advertising share required for early redemption, the corresponding required annual growth rate for the Havas Advertising share price, and the yield to maturity for such minimum share price for a Bondholder who exercises his or her right to convert into/exchange Bonds for shares.




                                                                    Minimum             Required         Yield to maturity
                                                                  share price             annual            in case of
                                                                  required for         growth rate        exercise of the
                                                 Price at early      early               for the         right to convert
   Date of early redemption                        redemption      redemption         share price(1)       into/exchange
   -----------------------------------             ----------     --------------       -------------     -------------------

   1 January 2005 ...................              10.75 euros     13.44 euros            21.38%               12.69%
   1 January 2006 ...................              10.75 euros     13.44 euros            15.04%               10.09%
   1 January 2007 ...................              10.75 euros     13.44 euros            11.60%                8.65%
   1 January 2008 ...................              10.75 euros     13.44 euros             9.44%                7.73%
   1 January 2009 ...................              10.75 euros     13.44 euros             7.96%                7.10%

------------
/(1)/ Except for effects due to dividends, with a share price of 8.10 euros and with 22 May 2002 for calculation date.

2. The Company shall also be entitled, at its sole option, to redeem at any time all of the Bonds outstanding at par increased by the interest remaining to be paid with respect to the period between the last Interest Payment Date and the effective date of redemption, if less than 10 per cent. of the Bonds initially issued remain outstanding.

3. In each case specified in paragraphs (1) and (2) above, the Bondholders shall remain entitled to exercise their right to convert into/exchange Bonds for shares in accordance with paragraph 2.6.3 ("Exercise Date and Ratio of Issuing Shares").

Translation from French-for Information Only


2.3.7.4 Publication of Information Relating to Early Redemption or Redemption at Maturity

          Information relating to the number of Bonds purchased, converted, or exchanged and to the number of Bonds still outstanding shall be provided each year to Euronext Paris S.A. for publication and shall be available from the Company, or the Financial institution responsible for servicing the Bonds, indicated in paragraph 2.5.1 ("Bond Service").

          When the Company decides to redeem the Bonds upon, or prior to, maturity, a notice to that effect will be published, no later than one month before the redemption date, in the Journal Officiel (if required by applicable French regulations at that time), in the financial press, and by Euronext Paris S.A.

2.3.7.5   Cancellation of the Bonds

          Bonds redeemed upon, or prior to, maturity, Bonds purchased on or off-market or by way of a public offer, and Bonds that have been converted into and/or exchanged for shares, shall cease to be outstanding and shall be cancelled in accordance with French law.

2.3.7.6   Accelerated Redemption of Bonds in Event of Default

          The representative of the Bondholders may, following a resolution adopted by a meeting of the Bondholders, by written notice to the Company with a copy to the institution centralizing services for the Bonds, cause all of the Bonds to become immediately due and payable at par increased by the interest remaining to be paid with respect to the period between the last Interest Payment Date and the effective date of redemption, upon the occurrence of any of the following events:

          (a) default by the Company in payment of interest on any Bond on the due date thereof, if such default has not been cured within 5 business days after it becomes due and payable;

          (b) default by the Company in the performance of any other provision relating to the Bonds, if such default has not been cured within 10 business days from receipt of a written notice by the Company of such default given by the representative of the Bondholders;

          (c) default in the payment of any other indebtedness or guarantee of indebtedness by the Company or any of its Significant Subsidiaries (as defined below) in a total amount of at least 10 million euros, on the due date thereof, or, as the case may be, upon expiration of any applicable grace period;

          (d) an acceleration event has occurred under any other indebtedness of the Company or any of its Significant Subsidiaries (as defined below) and, as a result of such acceleration, such indebtedness has been declared immediately due and payable;

          (e) the Company or any of its Significant Subsidiaries (as defined below) applies for the appointment of a receiver or conciliator, enter into a composition or compromise with its creditors, be adjudicated in bankruptcy (liquidation judiciaire), or in the event of a total assignment of its business (cession totale de son entreprise), or any other measure or procedure having equivalent effect;

          (f) the Company's shares cease to be admitted to trading on the Premier Marche of Euronext Paris S.A. or any regulated securities exchange within the European Union, or similar market;

          (g) any other event or circumstance which, under any law or as a result of a decision of any court of competent jurisdiction, has similar or equivalent effects or results in circumstances similar to those described above.

          For purposes of the foregoing, "Significant Subsidiary" shall mean a company consolidated on a total basis ("integration globale") in which the Company owns, directly or indirectly, at least 50 per cent. of the voting rights and which, accounted for (i) more than 10 per cent. of the Company's consolidated gross operating margin during the last financial year, or (ii) more than 10 per cent. of the Company's consolidated assets at the close of such financial year, or (iii) more than 10 per cent. of the Company's consolidated pre-tax income over the same period.

2.3.7.7   Early Redemption at the Option of the Bondholder

          Any bondholder may, at his/her sole option, request the early redemption in cash on 1 January 2006 of all or part of the Bonds he/she owns. Such decision is irreversible.

Translation from French-for Information Only

          The Bonds shall be redeemed at par increased by the interest remaining to be paid with respect to the period between the last Interest Payment Date and the effective date of redemption.

          The Company shall remind Bondholders of the option they have by placing a notice in the Journal Officiel and in a financial publication with a national circulation at a date between 45 and 30 days prior to the date the Bondholders can effectively request early redemption.

          Bondholders who choose to act on such option that is made available to them shall give notice thereof to the financial institution holding their bonds in an account, and this institution will in turn carry out the required formalities with the institution responsible for the financial service, after the twentieth day before the early redemption date and no later than seven days prior to said redemption.

2.3.8     Gross Yield to Maturity

          The gross yield to maturity shall be 4 per cent. as at the settlement date (assuming the Bonds are not converted and/or exchanged into shares or redeemed prior to maturity).

          On the French bond market, "yield to maturity" means the annual rate which, at a given date, gives, at such rate and on a compound interest basis, the present value of all amounts payable and all amounts receivable under the Bonds (definition of the Comite de normalisation obligataire).

          For information purposes, the table below sets out the trading prices which the Havas Advertising share must reach on the maturity date in order to give, following conversion and/or exchange of the Bonds into shares, various yield differentials in comparison with Treasury bonds to maturity as well as the internal growth rate of the share.

                                                             Trading        Annual
                                                             prices at     growth rate
                                                             maturity      of the share
          Yield to maturity at settlement date(1)              date        price(2)(3)
          ---------------------------------------            ---------     -----------
          OAT - 1.09% = 4% ...............................  10.75 euros       4.37%
          OAT = 5.09% ....................................  11.64 euros       5.64%
          OAT + 1% = 6.09% ...............................  12.51 euros       6.79%
          OAT + 2% = 7.09% ...............................  13.43 euros       7.94%

          -----------------
          /(1)/ Yield to maturity of comparable Treasury Bonds: 5.09 per cent.,
                13 May 2002.
          /(2)/ Excluding effects due to dividends.
          /(3)/ With a share price of 8.10 euros and a calculation date of 22
                May 2002.

2.3.9     Term and Average Life

          6 years and 224 days from the settlement date until the scheduled redemption date (the average term is identical to the term of the Bonds in the absence of conversion and/or exchange and early redemption of the Bonds).

2.3.10    Further Issues

          If the Company subsequently issues further debt securities having in all respects the same rights as the Bonds, it may, without the consent of the Bondholders and provided that the terms and conditions of all such bonds so permit, consolidate the Bonds with such further bonds, thereby treating them as the same issue for the purposes of trading and servicing.

Translation from French-for Information Only

2.3.11    Rank and Negative Pledge

2.3.11.1  Rank

          The Bonds and the interest thereon constitute direct, general, unconditional, unsubordinated, and unsecured obligations of the Company and rank equally among themselves and pari passu with all other unsecured and unsubordinated indebtedness and guarantees, present and future, of the Company.

2.3.11.2  Negative Pledge

          So long as any of the Bonds remain outstanding, the Company shall not grant any charge (hypotheque) over its present or future assets or real property interests, nor any pledge (nantissement) or other security interest on its present or future assets for the benefit of holders of any other form of indebtedness, present or future, without granting similar security to the Bondholders and ensuring that the Bonds have the same ranking. This undertaking is given only in relation to security granted in favor of holders of other bonds (obligations) and does not affect in any way the Company's right to otherwise dispose of its assets or grant any security interest in respect of such assets in any other circumstances.

2.3.12    Guarantee

          Payments of interest, principal, taxes, costs, and ancillary amounts and any other amounts due have not been guaranteed.

2.3.13    Underwriting of Offer

          A syndicate of banks lead-managed by Societe Generale must underwrite the issue of the Bonds pursuant to the terms and conditions of an underwriting agreement which shall be entered into with the Company on 13 May 2002.

2.3.14    Rating

          The Bonds will not be rated.

2.3.15    Representation of Bondholders

          As provided by Article L. 228-46 of the French Commercial Code, the Bondholders will be grouped together in a collective group ("masse"), which shall have legal personality.

          In accordance with Article L. 228-47 of such Code, the representative of the Masse of Bondholders will be:

                 Association de representation des masses d'obligataires
                                Centre Jacques Ferronniere
                            32, rue du Champ de Tir, B.P. 81236
                                   44312 NANTES Cedex 3
                    represented by its President Mr. Alain Foulonneau,
                              domiciled at that address.

          The representative will have the power, without restriction or reservation, to act on behalf of the Bondholders to protect and manage their common rights and interests.

          It will exercise its responsibilities until its dissolution, resignation, or termination by a General Meeting of the Bondholders, or the occurrence of a situation which is incompatible with that status. Its term of office will terminate as a matter of right on the date of total or final redemption, prior to maturity or otherwise, of the Bonds. This appointment will be automatically extended as a matter of right, if necessary, until the final resolution of any proceedings in which the representative is involved and the enforcement of any judgments rendered or settlements made.

          The representative's compensation, which shall be paid by the Company, will be 500 euros per annum; it will be payable on 31 December of each of the years 2002 to 2008 inclusive, so long as there are any Bonds outstanding on that date.

          The Company will bear the compensation of the representative of the masse and the expenses of calling and holding general meetings of the Bondholders, publicizing their decisions, and fees related to possible appointment of a representative of the masse under Article L. 228-50 of the French Commercial Code, and all costs of administration and management of the masse of the Bondholders and of general meetings thereof.

          Meetings of the Bondholders will be held at the Company's registered office, or such other place as is specified in the notice of the meeting.

          Each Bondholder shall have the right, during the period of 15 days prior to any meeting of the masse, to examine and take copies of, or cause an agent to do so on its behalf, at the registered office or administrative headquarters of the Company, or at such other place as is specified in the notice for such meeting, as the case may be, the text of the resolutions to be proposed and any reports to be presented to such general meeting.

Translation from French-for Information Only

          In the event of the consolidation of the Bonds with further issues of bonds giving identical rights to bondholders, and if the terms and conditions of such bonds so permit, the Bondholders of all such issues shall be grouped together into a single masse.

2.3.16    Tax Treatment

          Payments of interest on, and redemption of, the Bonds will be made subject to withholding taxes and taxes which the law may impose on holders of the Bonds.

          The following summary sets forth the tax treatment applicable to holders of the Bonds on the basis of current legislation. Individuals and legal entities, however, should consult their usual tax advisors with respect to the tax treatment which applies to them.

          Interest payments to Bondholders not residing in France for tax purposes are exempt from withholding taxes on the basis of the conditions set forth in paragraph 2.3.16.2. ("Persons Not Resident in France for Tax Purposes").

          Non-residents of France for tax purposes should comply with the tax laws applicable in the jurisdiction in which they reside.

2.3.16.1  French Residents for Tax Purposes

          1.  Individuals Holding the Bonds as Part of their Private Assets

              (a) Interest and Redemption Premium

                  Income (interest and redemption premium) in respect of the Bonds received by individuals holding them as part of their private assets are:

                  o either included in the calculation of the taxpayer's income which is subject to income tax taxable on a progressive basis and to which is added:

                  o a general social insurance contribution (contribution
                    sociale generalisee) of 7.5 per cent., of which 5.1 per cent. is deductible from taxable income (Articles 1600-0 C and 1600-0 E of the General French Tax Code, hereinafter called the "Tax Code"),

                  o the social insurance deduction of 2 per cent. (Article
                    1600-0 F bis III 1 of the Tax Code),

                  o the contribution for the reduction of the social insurance deficit of 0.50 per cent. (Article 1600-0 L of the Tax
                    Code),

                  o or, at the payer's option, subject to a withholding tax of
                    15 per cent. (Article 125 A of the Tax Code) to which is added:

                  o the general social insurance contribution of 7.5 per cent.
                    (Articles 1600-0 E of the Tax Code),

                  o the social insurance deduction of 2 per cent. (Article
                    1600-0 F bis III 1 of the Tax Code),

                  o the contribution for the reduction of the social insurance deficit of 0.5 per cent. (Article 1600-0 L of the Tax Code).

              (b) Capital Gains

                  Pursuant to Article 150-0 A of the Tax Code, capital gains realized by individuals will be taxed at the rate of 16 per cent., if the aggregate amount of sales of securities made during the calendar year exceeds, for sales made after 1 January 2002, the threshold of 7,650 euros per taxpayer (Article 200 A 2 of the Tax Code), to which should be added:

                  o the general social insurance contribution of 7.5 per cent.
                    (Articles 1600-C and 1600-0 E of the Tax Code),

                  o the social insurance deduction of 2 per cent.
                    (Article 1600-0 F bis III 1 of the Tax Code),

                  o the contribution for the reduction of the social insurance deficit of 0.5 per cent. (Article 1600-0 L of the Tax Code).

                  Capital losses can be set off against capital gains of the same type realized in the same year and, if necessary, in the five following years on the condition that dispositions for the year in which the capital loss was realized exceeded the threshold of 7,650 euros described above for the year in which the capital loss was realized.

Translation from French-for Information Only

     (c) Conversion and/or Exchange of Bonds into Shares

         See, paragraph 2.6.6. ( "Tax Treatment of Conversion and/or Exchange").

     (d) Wealth Tax

         The Bonds held by individuals will be included in their taxable basis subject, if at all, to the wealth tax.

     (e) Estate and Gift Taxation

         Bonds passed by will or testamentary succession or which are the subject of inter vivos gifts will be subject to estate and gift taxes in France.

 2.  Companies Subject to Corporate Income Tax

     (a) Interest and Redemption Premium

         Interest accrued on Bonds during the year is included in taxable income and subject to corporate income tax at the rate of 33 1/3 per cent. (or the reduced rate of 25 per cent. for fiscal years beginning after 2001, or 15 per cent. for fiscal years beginning 1 January 2002 and thereafter, up to the limit of 38,120 euros of taxable income by period of twelve months, for companies meeting the conditions set forth in
         Article 219.I.b of the Tax Code), plus, for fiscal years closed as from 1 January 2002, a contribution equal to 3 per cent. of such corporate income tax (Article 235 ter ZA of the Tax Code).

         A social insurance contribution of 3.3 per cent. is also applicable (Article 235 ter ZC of the Tax Code); it is calculated on the basis of the amount of corporate income tax, reduced by an allowance of 763,000 euros per period of twelve months. However, companies which have revenues of less than 7,630,000 euros and the registered capital of which is fully paid and at least 75 per cent.-owned continually by individuals or by a company meeting the same conditions in terms of paid-up capital, revenues, and equity ownership are exempt from this contribution.

         In accordance with Article 238 septies E of the Tax Code, companies owning Bonds must include in their taxable income, for each fiscal year, a portion of the redemption premium each time such premium exceeds 10 per cent. of the acquisition price.

         For purposes of applying these provisions, the term "redemption premium" is understood to mean the difference between the amounts to be received by the issuer, excluding simple interest paid each year, and the amounts paid at the time of subscription for, or acquisition of, the Bonds.

         However, these provisions do not apply to Bonds, the average price of which was higher than 90 per cent. of the redemption value.

         The taxable annuity is obtained by applying the annual yield determined at the date of acquisition to the acquisition price, which price is to be increased each year by a portion of the premium capitalized on the date on which the redemption date falls. The yield is the annual rate which, on the acquisition date, equals, at that rate and on a compound interest basis, the current value of the amounts to be paid and the amounts to be received.

     (b) Capital Gains

         Disposition of the Bonds may lead to the realization of a capital gain or loss to be included in taxable income.

         The amount of gain or loss is equal to the difference between the sale price and the acquisition price of the Bonds, with this acquisition price being increased, if applicable, by the amounts of redemption premiums already subject to tax and not yet received. The gain is taxed at the corporate income tax rate of 33 1/3 per cent. (or, as the case may be, at the reduced rate of 25 per cent. or 15 per cent. for companies meeting the conditions set forth in Article 219.I.b of the Tax Code), plus, for fiscal years from 1 January 2002, a contribution of 3 per cent. of such corporate income tax (Article 235 ter ZA of the Tax Code).

         A social insurance contribution of 3.3 per cent. is also applicable (Article 235 ter ZC of the Tax Code); it is based on the amount of corporate tax less an allowance of 763,000 euros

Translation from French-for Information Only

         per twelve-month period. However, companies which have revenues of less than 7,630,000 euros and the registered capital of which is fully paid and at least 75 per cent.-owned continually by individuals or by a company meeting the same conditions in terms of paid-up capital, revenues, and equity ownership are exempt from this contribution.

     (c) Conversion and/or Exchange of Bonds into Shares

         See, paragraph 2.6.6. ( "Tax Treatment of Conversion and/or Exchange").

2.3.16.2 Persons Not Resident in France for Tax Purposes

     (a) Income Tax (Interest and Redemption Premium)

         Issues of Bonds denominated in euros by French companies are deemed to be made outside France for purposes of Article 131 quarter of the Tax Code (Bulletin Officiel des Impots 5 I-11-98, Instruction of 30 September 1998). As a result, interest on the Bonds which is paid to persons who are resident for tax purposes, or which have their registered office, outside France is exempt from the mandatory withholding tax provided under Article 125 A III of the Tax Code. Interest payments are also exempt from the social insurance contributions.

     (b) Capital Gains

         Taxation of capital gains does not apply to gains realized on the sales of securities by persons who are not domiciled for tax purposes in France within the meaning of Article 4 B of the Tax Code, or which have their registered offices located outside France (and which do not have a permanent establishment or fixed base in France and as part of whose assets the Bonds are recorded) (Article 244 bis C of the Tax Code).

     (c) Conversion and/or Exchange of the Bonds into Shares

         See, paragraph 2.6.6. ( "Tax Treatment of Conversion and/or Exchange").

     (d) Wealth Tax

         The wealth tax does not apply to bonds issued by French companies and owned by individuals domiciled outside France, within the meaning of
         Article 4-B of the Tax Code.

     (e) Estate and Gift Taxation

         Securities issued by French companies, which are inherited from or gifted by a French non-resident are generally subject to estate and gift taxation. France has entered into tax treaties with a number of countries for the purpose of avoiding double taxation under estate and gift taxation regimes under which residents of countries which are parties to such treaties may, subject to meeting certain conditions, be exempt from estate and gift taxes, or obtain a tax credit.

         It is recommended that potential investors consult their tax advisors at an early opportunity with respect to their liability for estate and gift taxation as a result of owning the Bonds and the conditions on which they might qualify for exemption from estate and gift taxes pursuant to such tax treaties with France.

2.4   LISTING AND TRADING

2.4.1 Listing

      An application will be made to list the Bonds on the Premier Marche of Euronext Paris S.A. The expected trading date is 22 May 2202 under the Sicovam Code: 18847. No application to list the Bonds on any other market is planned.

2.4.2 Restrictions on Transfer of the Bonds

      No restrictions are imposed by the terms and conditions of the issue on the free transferability of the Bonds.

2.4.3 Listing of Securities of the Same Type

      On 12 February 1999 the Company issued debt securities in the nominal amount of 230,000,140 euros represented by 1,223,405 bonds convertible and/or exchangeable into new or existing Havas

Translation from French-for Information Only

      Advertising shares, of a nominal value of 188 euros per bond, issued at par, bearing interest at the rate of 1 per cent. per annum, redeemable on 1 January 2004 at a price per bond of 195.13 euros, convertible and/or exchangeable on the basis of twenty Havas Advertising shares per bond (subject to adjustments set forth in the underwriting agreement, the ratio of conversion/exchange of ONE share per bond was increased to 20 shares following a 20 for one stock split of the nominal amount) and the Sicovam code for which is 18071. This issue was described in a Prospectus which was registered with the COB under number 99-086 on 3 February 1999 and number 99-109 on 9 February 1999. On the date of this Prospectus, there remain 454,025 bonds outstanding from this issue.

      On 22 December 2000, the Company issued debt securities in the nominal amount of 708,847,459.20 euros represented by 32,817,012 bonds convertible and/or exchangeable into new or existing Havas Advertising shares of a nominal value of 21.60 euros per share, issued at par, bearing interest at the nominal annual rate of 1 per cent., redeemable on 1 January 2006 at a price of 25.44 euros per bond, convertible and/or exchangeable on the basis of ONE Havas Advertising share per bond (subject to adjustments set forth in the underwriting agreement) and the Sicovam code for which is 18
      074. This issue was described in a Final Prospectus registered with the COB under number 00-2003 dated 11 December 2000. On the date of this Prospectus 32,817,012 bonds from this issue are still outstanding.

2.5   GENERAL INFORMATION ABOUT THE BONDS
2.5.1 Financial Services

      Societe Generale will provide financial services for the issue (payment of interest, redemption of the Bonds, etc.).

      Administrative services with respect to the Bonds will also be provided by Societe Generale.

2.5.2 Jurisdiction

      Claims against the Company will be submitted to the jurisdiction of the courts having jurisdiction over the registered office of the Company and in other cases will be those designated according to the nature of the dispute, unless otherwise provided in the New French Civil Procedure Code.

2.5.3 Use of Proceeds

      The proceeds of this issue will be used to finance Havas Advertising external growth strategy and general corporate purposes and to improve the financial debt structure of the group by extending its average maturity while at the same time enabling it to potentially reinforce its shareholders' equity in the future.

2.6   CONVERSION AND/OR EXCHANGE OF THE BONDS INTO SHARES
2.6.1 Nature of Rights of Conversion and/or Exchange

      The Bondholders will have the right at any time after the settlement date up to the seventh business day preceding the date of redemption to receive, at the Company's option, new and/or existing shares of the Company (the "Conversion/Exchange") which will be fully paid or settled by offset against their claim under the Bonds, on the terms and conditions set forth in paragraph 2.6.7.5 below ("Settlement of Fractional Interests").

      The Company, at its option, may deliver new and/or existing shares.

      At the date of this prospectus, Havas Advertising holds 10,301,590 shares, or 3.38 per cent. of its registered capital, including 3,151,350 shares under the terms of an agreement contrat de tenue de marche et de liquidite entered into with Societe Generale on 4 August 2000 and which still in force, and 6,000,000 set aside for a stock option plan.

      The Company may acquire existing shares under the authority given to the Board of Directors by the Shareholders' Meeting held on 22 May 2001 relating to the repurchase program, which was the subject of a Prospectus registered with the COB under number 01-0417 on 23 April 2001. The Company intends to submit to the next meeting of shareholders a resolution renewing this authority. To this end, the it put out a Prospectus that was registered with the COB under number 02-383 on 16 April 2002.
                                       19

Translation from French-for Information Only

2.6.2 Suspension of the Conversion/Exchange Right

      In the event of a capital increase, an issue of securities conferring rights to receive shares, a merger (fusion) or demerger (scission) or any other financial transaction conferring preferential or preemptive subscription rights or reserving a priority subscription period for the Company's shareholders, the Company shall be entitled to suspend the Conversion and/or Exchange right for a period not exceeding three months. This right does not affect the rights of the holders of Bond called for redemption to receive shares, nor the exercise period outlined in paragraph 2.6.3 ("Exercise Period and Conversion/Exchange Ratio").

      The Company's decision to suspend the Conversion/Exchange Right will be published in a notice in the Bulletin des annonces legales obligatoires. This notice will be published at least fifteen days before the effective date of the suspension; it will indicate the effective date of the suspension and the date on which the suspension takes effect and the date on which it will end. This information will also be published in a financial daily newspaper with general circulation in France and in a notice issued by Euronext Paris S.A.

2.6.3 Exercise Period and Conversion/Exchange Ratio

      Each Bondholder will be entitled to exercise its conversion/exchange right at any time from 22 May 2002, the settlement date of the Bonds up to the seventh business day preceding the redemption date on the basis of ONE Havas Advertising share, nominal value of 0.40 per share, for ONE Bond (hereinafter called the "Conversion/Exchange Ratio"), subject to the adjustments provided in paragraph 2.6.7.3 ("Adjustment of the Conversion/Exchange Ratio in the Event of Financial Transactions").

      The issuer may, at its option, deliver new shares to be issued and/or existing shares.

      For Bonds which are called for redemption at maturity or early, the Conversion/Exchange Right will end on the seventh business day which precedes the redemption date.

      Any Bondholder who has not exercised its Conversion/Exchange Right prior to such date will receive the redemption price determined as provided for such cases in paragraph 2.3.7.1 ("Redemption at Maturity"), or paragraph
      2.3.7.3.1 ("Early Redemption at the Option of the Issuer"). The holders of the Bonds will also receive accrued interest for the period between the last Interest Payment Date prior to the date of Redemption at Maturity or Early Redemption and the actual redemption date.

2.6.4 Exercise of the Conversion/Exchange Right

      To exercise their conversion/exchange rights the Bondholders should make their request to the intermediary with which their Bonds held on account. Societe Generale will ensure co-ordination of all such requests.

      Any request for the exercise of the Conversion/Exchange Right received by Societe Generale in its capacity as centralizing agent during a calendar month (the "Exercise Period") will take effect on the earlier of the following dates (the "Exercise Date"):

      (i) the last business day of such calendar month;

      (ii) the seventh business day preceding the date set for redemption.

      For Bonds having the same Exercise Date, the Company may, at its option, choose between:

      o conversion of the Bonds into new shares;
      o exchange of the Bonds against existing shares;
      o delivery of a combination of new and existing shares.

      All holders of Bonds having the same exercise date will be treated equally and will have their shares converted and/or exchanged, as the case may be, in the same proportion, subject to any rounding adjustments.

      Bondholders will receive shares on the seventh business day following the Exercise Date.
                                       20

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Translation from French-for Information Only

2.6.5 Rights of the Bondholders to Receive Interest on the Bonds and Dividends on the Shares Delivered

          In the event of exercises of the Conversion/Exchange Right, no interest will be paid to Bondholders for the period between the last Interest Payment Date preceding the Exercise Date and the date on which the shares are delivered.

          The rights applicable to the new shares issued upon conversion are described in paragraph 2.7.1.1 below ("New Shares Issued Upon Conversion").

          The rights applicable to existing shares delivered upon an exchange are described in paragraph 2.7.1.2 ("Existing Shares Delivered Upon Exchange") below.

2.6.6     Tax Treatment Applicable Upon Conversion or Exchange

          Under current law, the applicable tax treatment will be as described below. Individuals or companies should, nevertheless, consult their normal tax advisors with respect to their particular tax situations.

2.6.6.1   French Residents for Tax Purposes

2.6.6.1.1 Individuals Holding Securities as Part of their Private Assets

          The capital gain realized on conversion of the Bonds into new and/or existing shares will benefit from a tax deferral under Article 150-0 B of the Tax Code.

          In the event of subsequent transfer of the shares, the net capital gain, calculated on the basis of the acquisition price or value of the Bonds (Article 150-0 D 9 of the Tax Code) is subject to the capital gains tax treatment which applies to transferable securities (see, paragraph 2.3.16.1 "French Residents for Tax Purposes").

2.6.6.1.2 Legal Entities Subject to Company Income Tax

          1.   Treatment of Bonds Converted into New Shares

          The capital gain or loss realized on the conversion of the Bonds into new shares will benefit from a tax deferral under Article 38-7 of the Tax Code.

          In the event of subsequent transfer of the shares received on the conversion, the capital gain or loss attributable to such transfer will be calculated on the basis of the value for tax purposes that the Bonds were deemed to have had for the transferor. This capital gain will be taxable following the terms of paragraph 2.3.16.1.

          Subject to a penalty equal to 5 per cent. of the amounts deferred, the companies must satisfy the annual disclosure requirements provided under Article 54 septies I and II of the Tax Code until the expiration date of such deferral.

          2.   Treatment of Bonds Exchanged for Existing Shares

          The tax deferral treatment does not apply to exchanges of Bonds for existing shares. In such case, the profit realized upon the exchange is subject to company income tax on the normal terms and conditions prescribed by law (see, paragraph 2.3.16.1 "French Residents for Tax Purposes").

          The same applies to combined delivery of new and existing shares for a Bond.

2.6.6.2   Non-French Residents for Tax Purposes

          Capital gains realized on conversion of Bonds into new shares by persons who are not French residents for tax purposes, or which do not have their registered office in France (and do not have a permanent establishment or fixed base in France as part of the assets of which the Bonds are held) are not subject to taxation in France.
                                       21

Translation from French-for Information Only

2.6.7     Maintenance of Bondholders' Rights

2.6.7.1   Issuer's Obligations

          In accordance with French law, the Company undertakes, for so long as any Bonds are outstanding, not to reduce its share capital, nor alter the way it allocates profits. However, the Company may create non-voting preference shares on the condition that it protect the rights of the Bondholders as set forth in paragraphs 2.6.7.3 ("Adjustment of Conversion/Exchange Ratio of Shares") and 2.6.7.4 ("Publication of Information Relating to Adjustments") below.

2.6.7.2   Capital Reduction Resulting from Losses

          In the event of a reduction in the Company's registered capital as a result of losses, the rights of the Bondholders electing to receive shares will be reduced accordingly, as if such Bondholders had been shareholders as of the date the Bonds were issued, regardless of whether the capital reduction takes the form of a reduction in the nominal value of the shares or in the number of the shares themselves.

2.6.7.3 Adjustments of the Conversion/Exchange Ratio in the Event of Financial Transactions

          As a result of any of the following transactions which the Company may undertake after the issue date of the Bonds:

          o   issue of securities carrying listed preferential rights,
          o capital increase by capitalization of reserves, earnings, or share premiums and distribution of bonus shares, or stock split or reverse split,
          o capitalization of reserves, profits or share premiums by increasing the nominal value of the shares,
          o   distribution of reserves or premiums in cash of in securities,
          o distribution to shareholders of any bonus financial instruments other than shares of the Company,
          o   merger, acquisition, demerger,
          o purchase by the Company of its own shares at a price greater than the market price,
          o   distribution of an extraordinary dividend,

          the rights of the Bondholders will be protected, up to date of normal or early redemption, by means of an adjustment to the Conversion/Exchange Ratio in accordance with the provisions set forth below.

          In the event of an adjustment made as provided in paragraphs 1. to 8. below, the new Conversion/Exchange Ratio will be calculated to three decimal places by rounding to the nearest thousandth (with 0.0005 being rounded upwards, i.e., to 0.001). Any subsequent adjustments will be made on the basis of such newly calculated and rounded Conversion/Exchange Ratio. However, the conversion/exchange of Bonds may only result in the delivery of a whole number of shares, the treatment of fractions being dealt with below (see, paragraph 2.6.7.5 ("Fractional Interests")).

          1. In the event of a financial transaction involving an issue of shares with a listed preferential subscription right, the new Conversion/Exchange Ratio shall be determined by multiplying the ratio in effect prior to the relevant transaction by the following formula:

               Value of the share ex-right + Value of the subscription right
               -------------------------------------------------------------
                         Value of the share ex-subscription right


             In calculating this formula, the values of the share ex-right and the value of the subscription right shall be determined on the basis of the average of the opening trading prices on the Premier Marche of Euronext Paris (or, in the absence of a trade on Euronext Paris, on any other regulated, or similar, securities exchange on which the share and the subscription right are both traded) during all of the market trading sessions included in the subscription period during which the shares ex-right and the subscription right are simultaneously traded.

          2. In the event of a capital increase by capitalization of reserves, profits, or share premia and distribution of bonus shares, or by stock split or reverse split of shares, the new
             Conversion/Exchange Ratio will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:

Translation from French-for Information Only

                   Number of shares existing after the transaction
                  ------------------------------------------------
                  Number of shares existing before the transaction

         3. In the event of a capital increase through capitalization of reserves, profits or share premia made by increasing the nominal value of the shares, the nominal value of the shares which may be delivered to Bondholders exercising their conversion/exchange rights will be increased accordingly.

         4. In the event of a distribution of reserves in the form of cash or securities, the new Conversion/Exchange Ratio will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:

                         Value of the shares before the distribution
             -----------------------------------------------------------------
             Value of the shares before the distribution reduced by the amount distributed or the value of the securities distributed per share

             For purposes of calculating this formula:

              o the value of the shares before the distribution shall be determined on the basis of the average of the opening trading prices on the Premier Marche of Euronext Paris (or, in the absence of a trade on Euronext Paris, on any other regulated, or similar, securities exchange on which the share and the subscription right are both traded) for a period of twenty consecutive trading sessions chosen by the Company from among the forty preceding the day of the distribution;

             o the value of the securities distributed per share shall be established on the basis of the average of the opening trading prices reported during twenty consecutive trading sessions chosen from among the forty preceding the day of distribution, if the securities are traded on a regulated exchange. If they are not traded on a regulated or similar market before the date of distribution, it will be determined on the basis of the average of the opening prices reported on such regulated or other exchange on 20 consecutive trading days on which the securities are traded, chosen from the period of 40 stock exchange trading days following the date of distribution, if the securities are traded following their distribution, or, in any other case, or on the basis of a value determined by an internationally known independent expert appointed by the Company.

         5. In the event of a distribution of bonus financial instruments other than Company shares, the new Conversion/Exchange Ratio will be equal to:

             (a) if the right to receive financial instruments is traded on
                 Euronext Paris S.A., the product of the Conversion/Exchange Ratio in effect prior to the relevant transaction and the following formula:

                              Value of the share ex-right +
                       value of the right to receive securities
                       ----------------------------------------
                               Value of the share ex-right

                 For the calculation of this formula, the prices of the shares ex-right and of the right to receive securities will be determined on the basis of the average of the opening trading prices quoted on Euronext Paris S.A. (or, in the absence of trading on Euronext Paris S.A., on any other regulated or similar market on which the shares and rights are both traded) of the shares and the rights on the first 10 stock exchange trading days on which the shares and the rights are simultaneously traded. In the event this calculation should result from fewer than five trades, the calculation will be validated or made by an independent internationally known expert chosen by the Company.

             (b) if the right to receive financial instruments is not traded on Euronext Paris S.A., the product of the Conversion/Exchange Ratio in effect prior to the relevant transaction and the following formula:


                             Value of the share ex-bonus right +
                 value of the financial instruments attached to each share
                 ---------------------------------------------------------
                                Value of the shares ex-right

Translation from French-for Information Only

                 For purposes of calculating this formula, the values of the shares ex-bonus right and of the financial instruments attached to each share, if the latter are traded on a regulated or other similar market, will be determined on the basis of the average opening prices reported on 10 consecutive stock exchange trading days following the date of allocation of such financial instruments during which the shares and the financial instruments are simultaneously traded. If the financial instruments are not traded on a regulated or other similar market, their value will be determined by an independent internationally known expert chosen by the Company.

         6. If the Company is taken over by another company, or merges with one or more other companies into a new company, or is demerged, the Bonds will be convertible and/or exchangeable into the shares of the new or acquiring company.

             The new Conversion/Exchange Ratio will be determined by adjusting the Conversion/Exchange Ratio in effect prior to the relevant transaction by reference to the exchange ratio of the Company's shares against the shares of the new or acquiring company or beneficiary companies of a demerger.

             These companies will be substituted to the Company for the purpose of the above provisions so as to preserve the rights of the Bondholders, as necessary, in the case of financial transactions or transactions in securities and, in general, to ensure that the egal and contractual rights of the Bondholders are protected.

         7. In the event of a repurchase by the Company of its own shares at a price higher than the market price, the new Conversion/Exchange Ratio will be equal to the product of the existing
             Conversion/Exchange Ratio and the following ratio, calculated to the nearest hundredth of a share:

              Value of the share + Pc% x (Repurchase Price--Value of the share)
              -----------------------------------------------------------------
                                     Value of the share

             In calculating this ratio:

             Value of the share shall mean the average of at least 10 consecutive trading prices chosen from the twenty preceding the repurchase (or the repurchase right).

             Pc% shall mean the percentage of share capital repurchased.

             Repurchase price shall mean the effective repurchase price (by definition higher than the market price).

         8.  Distribution of exceptional dividends

             If the Company pays an Exceptional Dividend (as defined below), the new Conversion/Exchange Ratio of shares will be calculated as set forth below.

             For the purposes of this paragraph 8, the term "Exceptional Dividend" will mean any dividend paid in cash or in kind to shareholders, where the total amount of such dividend (without taking tax credits (avoir fiscal) into account) (the "Reference Dividend") and of all other cash dividends or dividends in kind paid to shareholders during the same financial period of the Company (without taking any related tax credits into account) (the "Previous Dividends") represents a "Ratio of Distributed Dividends" (as defined below) of over 5 per cent.

             For purposes of the preceding paragraph the term "Ratio of Distributed Dividends" means the sum of the ratios obtained by dividing the Reference Dividend and each of the Previous Dividends by the market capitalization of the Company on the day preceding the corresponding distribution date; the market capitalization used to calculate each of the relationships being equal to the product of (x) the closing trading price of the Company's shares on Euronext Paris the day preceding the payment date of the Reference Dividend, or each of the Previous Dividends, by (y) the respective numbers of the Company's shares existing on each of such dates. Any dividend or other fraction of dividends causing an adjustment of the ratio of redemption under paragraphs 1 through 7 above shall not be taken into consideration for purposes of this section. The formula to calculate the new Conversion/Exchange Ratio of the shares in the event of an exceptional dividend will be as follows:

             NRA = RA x (1 + RDD - 2.5%)

Translation from French-for Information Only

               where:

               - NRA means the new Conversion/Exchange Ratio of the shares

               - RA means the last Conversion/Exchange Ratio of the shares in effect before the distribution of the Reference Dividend; and

               - RDD means the ratio of Distributed Dividends, as defined above;

               provided, however, that any dividend (if necessary, reduced by any portion of a dividend giving rise to calculation of a new Conversion/Exchange Ratio of shares under paragraphs 1 to 7 above) declared and paid between the payment of a Reference Dividend and the end of the same financial period of the Company shall give rise to an adjustment on the basis of the following formula:

               - NRA = RA x (1 + RDD).

               where:

               - NRA means the new Conversion/Exchange ratio of the shares

               - RA means the last Conversion/Exchange ratio of the shares in effect before the distribution of the additional dividend; and

               - RDD means the ratio obtained after dividing (i) the additional dividend (excluding any portion of the dividend giving rise to adjustment of the Conversion/Exchange Ratio pursuant to paragraphs 1 to 7 above) not taking into account any tax credits (avoir fiscal), by (ii) Havas Adertising's market capitalization equal to the product of (x) the closing price of the Company's shares on the Paris Stock Exchange the day preceding the distribution date of the additional dividend and (y) the number of the Company's existing shares on that date;

               In the event the Company should complete transactions in respect of which an adjustment under one of paragraphs 1 to 8 above has not been made and where later French law or regulations would require an adjustment, it will make such adjustment in accordance with applicable provisions of law and customary practice in such matters in the French market.

               The Company's Board of Directors will report on the components of the calculation and on the results of any adjustment in the annual report following any such adjustment.

2.6.7.4   Publication of Information Relating to Adjustments

          In the event of an adjustment, the new Conversion/Exchange Ratio will be notified to the Bondholders by a notice published in the Bulletin des annonces legales obligatoires, a notice in a financial newspaper having general circulation, and by a notice of Euronext Paris S.A.

2.6.7.5   Fractional Interests

          Each Bondholder exercising its rights under the Bonds may receive a number of Havas Advertising shares calculated by applying to the number of Bonds surrendered on the same date the relevant Conversion/Exchange Ratio in effect at that time.

          When the number of shares so calculated is not a whole number, the Bondholder may request the delivery of:

          o either the whole number of shares immediately less, in which case the holder shall be paid an amount in cash equal to the product of the fractional share creating the fractional interest multiplied by the average price of the Company' shares on the Premier of Euronext Paris on the basis of the opening trading price quoted on Euronext Paris on the last trading day of the Exercise Period during which Havas Advertising shares are traded;

          o or the nearest whole number of shares immediately greater, provided that, in such case, such Bondholder pay to the Company an amount equal to the value of the fraction of a share requested, calculated on the basis set forth in the preceding paragraph.

2.6.8     Notice to Bondholders

          In the event the Company intends to carry out a transaction involving preemptive subscription rights for its existing shareholders, the Bondholders will be notified prior to the commencement of such

Translation from French-for Information Only

          transaction by a notice published in the Bulletin des annonces legales obligatoires, in a financial newspaper having general circulation in France, and by a notice of Euronext Paris S.A.

2.6.9     Effect of Conversion and/or Exchange on Existing Shareholders

          The information provided below, together with the terms of the transaction, will constitute the additional report prepared in accordance with Articles 155-2 and 155-3 of the Decree of 23 March 1967. This report, containing the information required by applicable regulations, together with the additional report of the Company's statutory auditors, will be available to shareholders at the Company's registered office during the prescribed period and will be brought to their attention at the next general meeting of shareholders.

          On the assumption that all the Bonds issued are converted into new Havas Advertising shares, the effect of this conversion would be:

          1. The effect of the issue and conversion of the outstanding Bonds on the holding of a shareholder with a 1 per cent. interest in the Company's share capital prior to the issue and who does not subscribe for Bonds (such calculation being made on the basis of the number of shares as at 31 December 2000) would be as follows:

                                                                            Holding
                                                                            -------


          Before the issue of the Bonds ................................         1%
          After the issue and conversion of 37,209,303 Bonds ...........      0.89%
          After the issue and conversion of 41,860,465 Bonds (1) .......      0.88%

          ----------
          (1) In case of increase of the amount of bonds issued, in accordance with paragraph 2.2.1.1 above.

          2. The effect of the issue and conversion of the Bonds on the holder of one Havas Advertising share for the consolidated shareholders' equity as of 31 December 2001 would be as follows:


                                                                            Consolidated
                                                                            Shareholder's
                                                                               Equity
                                                                            --------------

          Before the issue of the Bonds ...............................      4.54 euros
          After the issue and conversion of 37,209,303 Bonds ..........      5.22 euros
          After the issue and conversion of 41,860,465 Bonds(1) .......      5.29 euros

          ----------
          (1) In case of increase of the amount of Bonds issued, in accordance with paragraph 2.2.1.1 above.

          In the event all the Bonds are exchanged for existing shares, the position of existing Havas Advertising shareholders will not be affected.

2.7       SHARES ISSUED UPON CONVERSION OR EXCHANGE OF THE BONDS

2.7.1     Rights Attaching to the Shares to be Issued

2.7.1.1   New Shares to be Issued on Conversion

          The shares to be issued upon conversion of the Bonds shall be subject to all provisions of the Company's articles of association (statuts) and will carry dividend rights as of the first day of the financial year in which conversion takes place. They will entitle holders in respect of that financial year and the following financial years to the same dividend (on the basis of the same nominal value) as that paid in respect of other ordinary shares with equivalent rights. As a result, they will be fully assimilated to such ordinary shares from the date of payment of the dividends relating to the preceding financial year, or if none were distributed, following the annual general meeting called to pass on the financial statements of that financial year.

2.7.1.2   Existing Shares Resulting from Exchange Actions

          Shares of the Company delivered in exchange shall be existing ordinary shares conferring to their holders, from the date of delivery, all the rights attached to ordinary shares provided that in the case the right to receive the dividend is detached between the exercise date and the settlement date, Bondholders shall not be entitled to the dividend nor to any compensation therefor.

Translation from French-for Information Only

2.7.1.3   General provisions

          Each new or existing share gives the right to an interest in the assets, profits, and liquidating dividend of the Company in proportion to that part of the share capital represented by it, taking account of whether any share capital has been redeemed or not, whether the shares have been fully paid up or not, the nominal value of ordinary shares and the rights of different classes of shares.

          Each ordinary share carries one vote in meetings of the Company's shareholders.

          Shares are subject to all the provisions of the Bylaws.

          Dividends are barred after the legal statute of limitations of five years and thereafter escheat to the French State.

2.7.2     Transferability of the Shares

          No provision in the Bylaws limits the free transferability of the Company's shares.

2.7.3     Nature and Form of the Shares

          The shares shall be either in bearer or registered form, at the shareholder's option.

          Whatever their form, the shares are required to be recorded in an account maintained by the Company or its agent or by an authorized intermediary. The rights of each holder will be represented by an entry in its name in an account maintained by Societe Generale in the case of fully registered shares and by the intermediary of the holder's choice in the case of administered registered shares and bearer shares.

2.7.4     Tax Treatment of Shares

          The following provisions summarize under present law the tax consequences which may be applicable to investors. Individuals and legal entities, however, should consult their usual tax advisors with respect to the tax treatment which applies to them.

          Non-residents of France for tax purposes should comply with the tax laws in effect in their jurisdiction of tax residence.

2.7.4.1   Shareholders who are French Residents for Tax Purposes

          1. Individuals Holding their Shares as Part of their Private Assets

             (a) Dividends

                 Dividends paid by French companies, including a tax credit of 50 per cent., are taken into account for the calculation of total income in the category of income from securities; dividends benefit from the global annual allowance of 2,440 euros for married couples that file a joint tax return and for other couples which have opted for joint tax treatment with effect from the assessment in respect of the year in which the third anniversary of the registration of a union agreement (pacte de solidarite) falls (Article 515-1 of the Civil Code) and 1,200 euros for a single person, widower, divorced person, or married couples subject to separate tax treatment. These allowances do not apply to single, widower or divorced taxpayers whose net taxable income exceeds 46,343 euros (for 2001) and to taxpayers subject to a joint assessment whose net taxable income exceeds 92,686 euros (for 2001). Dividends, as well as related tax credits (avoirs fiscaux), are currently subject to income tax on a progressive scale to which is added without any allowances:

                 o the general social insurance contribution of 7.5 per cent. including 5.1 per cent. deductible from the global taxable income (Articles 1600-C and 1600-0 E of the Tax Code),

                 o the social insurance deduction of 2 per cent. (Article 1600-0 F bis III 1 of the Tax Code),

                 o the contribution for the reduction of the social insurance deficit of 0.5 per cent. (Article 1600-0 L of the Tax Code).

                 The tax credit (avoir fiscal) related to dividends paid is imputable to the total amount of income tax payable and is refundable, in the event of a surplus.

Translation from French-for Information Only

      (b) Capital Gains

          Pursuant to Article 150-0 A of the Tax Code, capital gains realized by individuals will be taxed at the rate of 16 per cent., if the aggregate amount of sales of securities made during the calendar year exceeds, for sales made after 1 January 2002, the threshold of 7,650 euros per taxpayer (Article 200 A 2 of the Tax Code), to which should be added:

          o the general social insurance contribution of 7.5 per cent. (Articles 1600-C and 1600-0 E of the Tax Code),

          o the social insurance deduction of 2 per cent. (Article 1600-0 F bis III 1 of the Tax Code),

          o the contribution for the reduction of the social insurance deficit of 0.5 per cent. (Article 1600-0 L of the Tax Code).

          Capital losses can be set off against capital gains of the same type realized in the same year and, if necessary, in the five following years on the condition that dispositions for the year in which the capital loss was realized exceeded the threshold of 7,650 euros described above the year in which the capital loss was realized.

      (c) Special PEA (Share Savings Plans) Tax Treatment

          Shares issued by French companies are eligible to be held in a share savings plan (Plan d'epargne en actions- PEA), created by law no. 92-666 of 16 July 1992.

          Subject to certain conditions, the dividends received and the capital gains realized are exempt from income tax, but are still subject to the social insurance contribution deduction, the general social insurance contribution, and the social insurance deficit repayment contribution.

          The table below summarizes the different taxes applicable as at 1 January 2002 on the basis of the closing date of the plan:

                                                Social       General social    Social insurance
                                               insurance       insurance       deficit reduction   Income
                                               deduction     contribution        contribution        Tax      Total
                                               ---------     ---------------    ----------------    ------    -----
            Duration of Share Savings Plan
          Less than 2 years                       2.0%            7.5%               0.5%           22.5%    32.5%/(1)/
          Between 2 and 5 years                   2.0%            7.5%               0.5%           16.0%    26.0%/(1)/
          More than 5 years                       2.0%            7.5%               0.5%            0.0%    10.0%

          --------------
          /(1)/ Over the whole amount where the threshold has been exceeded.

     (d)  Wealth Tax

          Shares held by individuals will be included in their taxable basis subject, if at all, to the wealth tax.

      (e) Estate and Gift Taxation

          Shares passed by will or testamentary succession or which are the subject of inter vivos gifts will be subject to estate and gift taxes in France.

2.  Companies Which are Shareholders Subject to Company Income Tax

    (a)   Dividends

          Dividends received by companies liable for company income tax, as well as the 15 per cent. tax credit of dividends paid for tax credits used as from 1 January 2002, are included in taxable income and subject to company income tax at the rate of 33 1/3 per cent. (or the reduced rate of 25 per cent. or 15 per cent. for companies meeting the conditions set forth in Article 219.I.b of the Tax Code). To this amount is added a contribution equal to 3 per cent. of company income tax for fiscal years closed as from 1 January 2002 (Article 235 ter ZA of the Tax Code). The tax credit (avoir fiscal) may be imputed to company income tax, but without any possibility of deferral in the event of a surplus. Depending on the circumstances, the tax credit may be increased by an amount corresponding to 70 per cent. of the precompte withholding tax actually paid by the company making the dividend distribution, other than

Translation from French-for Information Only

               any due by reason of a deduction from the long-term capital gains reserve, for tax credits used as from 1 January 2002. This treatment does not apply to precompte which is not paid by attribution against tax credits (avoirs fiscaux) or other tax credits.

               A social insurance contribution of 3.3 per cent. is applicable, in addition (Article 235 ter ZC of the Tax Code); it is based on the amount of company tax less an allowance of 763,000 euros per twelve-month period. However, companies which have revenues of less than 7,630,000 euros and the registered capital of which is fully paid and at least 75 per cent.-owned continually by individuals or by a company meeting the same conditions of paid-up capital, revenues, and equity ownership are exempt from this contribution.

               Where the company meets the above conditions and has opted for the parent company tax regime pursuant to Articles 145, 146, and 216 of the Tax Code, the dividends received are not taxed, except for a proportion of expenses and fees of 5 per cent. of the gross dividends (tax credit included). The related tax credits cannot be set-off against taxes due by the company, but may be set-off against the precompte, in which case the tax credit is equal to 50 per cent. of the dividends received.

          (b)  Capital Gains

               Sales of shares, other than equity participations, will give rise to a gain or loss included in the taxable income of the entity and which is taxable at the rate of 331/3 per cent. (or the reduced rate of 25 per cent. or 15 per cent. for companies meeting the conditions set forth in Article 219.I.b of the Tax
               Code), plus an additional contribution of 3 per cent., described above, for financial years ending on or after 1 January 2002 (Article 235 ter ZA of the Tax Code.

               A social contribution of 3.3 per cent. (Article 235 ter ZC of the Tax Code) also applies; this amount is calculated on the amount of company income tax, with an allowance of 763,000 euros for each twelve-month period. However, companies that have pre-tax revenues of less than 7,630,000 euros and the registered capital of which is fully paid and at least 75 per cent.-owned continually by individuals or by a company meeting the same conditions of paid-up capital, revenues, and equity ownership are exempt from this contribution.

               Capital gains arising from the dispositions of equity interests or of shares which are treated for tax purposes as long-term equity interests are eligible for long-term capital gains treatment, provided that they have been held for two years and provided a special reserve of long-term capital gains is created, and are taxable at the rate of 19 per cent. (or, as the case may be, reduced to 15 per cent. up to the limit of 38,120 euros of taxable income for fiscal periods after 1 January 2002 for companies meeting the requirements of Article 219.I.b of the Tax
               Code). To this amount is added a contribution of 3 per cent. of company income tax for fiscal periods after 1 January 2002 (Article 235 ter ZA of the Tax Code and, eventually, a social contribution of 3.3 per cent. (Article 235 ter of the Tax Code).

               Shares in companies which are accounted for on the equity method and, subject to certain conditions, shares purchased pursuant to a public tender offer and shares which give rise to the parent company tax regime being applicable, or the acquisition price of which is at least equal to 22,800,000 euros are considered to be equity investments.

2.7.4.2   Non-Residents of France for Tax Purposes

          (a)  Dividends

               Dividends paid by companies with their registered offices in France are subject to a withholding tax of 25 per cent., when the tax residence or principal office of the real beneficiary is located outside France.

               This withholding tax may be reduced or even eliminated as a result of an international tax treaty or through Article 119 ter of the Tax Code, and the tax credit may be transferred pursuant to such treaties.

               As an exception, dividends from a French source paid to persons which do not have a tax domicile or registered office in France and which are entitled to transfer their tax credit pursuant to a tax treaty in order to avoid double taxation are subject to withholding tax at the reduced rate provided under the treaty, provided that the relevant persons prove, before the date of payment of

Translation from French-for Information Only

               the dividends, that they are resident in the state with which France has entered into such treaty for tax purposes pursuant to the relevant treaty (Bulletin Officiel des Impots 4-J-1-94, Instruction of 13 May 1994).

               The tax credit (avoir fiscal) of 50 per cent. or 15 per cent. is refundable, as the case may be, subject to deduction of applicable withholding tax at the rate provided under the applicable treaty.

          (b) Capital Gains

               Taxation of capital gains does not apply to gains realized on the sales of securities by persons who are not domiciled for tax purposes in France within the meaning of Article 4 B of the Tax Code, or which have their registered offices located outside France (and which do not have a permanent establishment or fixed base in France and as part of whose assets the shares are recorded) and which have not owned, directly or indirectly, alone or with members of their family, more than 25 per cent. of the dividend rights of the Company at any time during the five years preceding the transfer (Articles 244 bis B et 244 bis C of the Tax Code).

          (c) Wealth Tax

               Individuals that are not domiciled in France, within the meaning of Article 4-B of the Tax Code, are not subject to the wealth tax for their financial investments (Article 885L of the Tax Code).

          (d) Estate and Gift Taxation

               France subjects to estate and gift taxation securities of French companies which pass by inheritance or inter vivos gift by a French non-resident. France has entered into tax treaties with a number of countries for the purpose of avoiding double taxation under estate and gift taxation regimes under which residents of countries which are parties to such treaties may, subject to meeting certain conditions, be exempt from estate and gift taxes, or obtain a tax credit.

               It is recommended that potential investors consult their tax advisors at an early opportunity with respect to their liability for estate and gift taxation as a result of owning the Bonds and the conditions on which they might qualify for exemption from estate and gift taxes pursuant to such tax treaties with France.

2.7.5 Listing of New Shares

          Application will be made to list the new shares issued as a result of conversion of the Bonds periodically on the Premier Marche of Euronext Paris S.A. Existing shares that have been exchanged for Bonds shall be immediately tradable on such exchange.

2.7.5.1 Assimilation of New Shares

          Application will be made to list the new shares issued as a result of the conversions on the Premier Marche of Euronext Paris S.A. on the basis of their effective dates, either directly on the same line as existing and outstanding shares, or on a second line. Havas Advertising shares are traded on the Premier Marche of Euronext Paris S.A. (Sicovam Code: 12188).

          The Company's shares are admitted to the Systeme de Reglement (SRD) clearing system.

2.7.5.2 Other Markets Where the Shares are Traded

          Havas Advertising shares are also traded on the NASDAQ (National Association of Securities Dealers Automated Quotation system) in New York in the form of American Depositary Shares (ADSs).

Translation from French-for Information Only

                                   CHAPTER III

           GENERAL INFORMATION ABOUT THE COMPANY AND ITS SHARE CAPITAL

Information relating to this Chapter can be found in the reference document filed with the COB on 15 April 2002 under number D.02-227. This information is still true and correct as of the date of this Final Prospectus subject to the following additional items:

In the fourth resolution being proposed to the shareholders at the Shareholders' Meeting to be held on 23 May, 2002, the shareholders are being asked to approve the declaration and payment of a dividend for the year 2001 in the total amount of 0.255 euros per share, of which 0.17 euros represents a net dividend and
0.085 euros is for the tax paid to the French Treasury. This payment will be charged against the "Contribution Premium" ("Prime d'apport") and will cause an adjustment in the conversion/exchange ratio of the two categories of bonds convertible and/or exchangeable for new or existing shares (OCEANE) described in paragraph 2.4.3, and the Bonds described in this Prospectus, as from the payment date, which is expected to be June 11, 2002.

The methods for making the adjustment are the same for all three issues (see, paragraph 2.5.7.3 (4) for the terms and conditions of the OCEANEs issued in February 1999, due January 1, 2004, paragraph 2.5.7.3 (d) of the terms and conditions of the OCEANEs issued in December 2000, due January 1, 2006, paragraph 2.6.7.3 (4) of the terms and conditions of the OCEANEs are the subject of this Prospectus):

The new Conversion/Exchange Ratio will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the payment by the following formula:

                     Value of the shares before the payment
                 ----------------------------------------------
                     Value of the shares before the payment
                      reduced by the amount paid per share

For purposes of calculating this formula:

     o the value of the shares before the payment shall be determined on the basis of the average of the opening trading prices on the Euronext Paris market for a period of twenty consecutive trading days during which the shares are traded, chosen by the Company from among the forty trading days preceding the date of payment;

     o   the amount paid per share shall be equal to the net dividend per share.

Translation from French-for Information Only

                                   CHAPTER IV

                  INFORMATION REGARDING THE COMPANY'S BUSINESS

Information relating to this Chapter can be found in the reference document filed with the COB on 15 April 2002 under number D.02-227. This information is still true and correct as of the date of this Final Prospectus.

Translation from French-for Information Only

                                    CHAPTER V

               ASSETS, FINANCIAL CONDITION, RESULTS OF OPERATIONS

Information relating to this Chapter can be found in the reference document filed with the COB on 15 April 2002 under number D.02-227. This information is still true and correct as of the date of this Final Prospectus.

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Translation from French-for Information Only

                                   CHAPTER VI

                           CORPORATE GOVERNANCE BODIES

Information relating to this Chapter can be found in the reference document filed with the COB on 15 April 2002 under number D.02-227. This information is still true and correct as of the date of this Final Prospectus.

Translation from French-for Information Only

                                   CHAPTER VII

             INFORMATION REGARDING RECENT DEVELOPMENTS AND PROSPECTS

Information relating to this Chapter can be found in the reference document filed with the COB on 15 April 2002 under number D.02-227. This information is still true and correct as of the date of this Final Prospectus.

Since the Reference Document was filed with the COB, Havas Advertising put out the following press releases:

Press Release of 7 May 2002

                  HAVAS ADVERTISING REVENUES 1ST QUARTER 2002:

               EUROS 501 MILLION--ORGANIC GROWTH : -5,5 per cent.

Havas Advertising (Euronext Paris SA: HAV.PA; Nasdaq: HADV), the world's sixth largest communications group*, announced estimated revenue of 501 million euros for the first three months of fiscal 2002, a decrease of 8.1 per cent. compared to the same period in 2001.

Adjusted to account for currency fluctuations and acquisitions, organic growth was down by 5.5 per cent. compared to the first quarter 2001.

Billings amounted to 3.343 billion euros for the quarter.

Analysis by geographic region
                                   Revenue    Organic growth
                                1st quarter     1st quarter
                                    2002       2002 vs. 2001
                                -----------   --------------
       (in million euros)
Europe .....................        231.6         -4.7%
North America ..............        234.9         -8.2%
Latin America ..............         19.7         12.2%
Asia Pacific ...............         14.9          5.9%
                                    -----         ----
Total ......................        501.1         -5.5%
                                    =====         ====
----------
Source AdAge Ranking, April 2002

Analysis by sector
                                   Revenue    Organic growth
                                1st quarter     1st quarter
                                    2002       2002 vs. 2001
                                -----------   --------------
   (in million euros)

Traditional advertising ........   183.7           -8.1%
Media and Marketing Services ...   317.4           -4.0%
                                   -----           ----
Total ..........................   501.1           -5.5%
                                   =====           ====
NEW BUSINESS

The Havas Advertising Group won 565 million euros of net new business in the first quarter of 2002.

This encouraging level of net new business for the first quarter was notable for some significant wins in CRM (Customer Relationship Management), representing 53 per cent. of total net wins.

The main new accounts won are:

Traditional advertising

Dunlop, Primeco, Boehringer and Bermuda Tourist Office (USA); Audi (Canada); Blue Shield Blue Cross (USA); Sephora (Europe); Habitat (France, UK); Prudential
(UK); Lacoste (France); Swisscom (Switzerland); Polski Monopol Loteryjny (Poland); BBVA (Puerto Rico, Spain); Cadbury (India, Australia); Campbell Soup (Puerto Rico); Sony (Brazil); Masisa Argentina (Argentina); Universal Pictures (Japan)
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Translation from French-for Information Only

Marketing Services

Citibank, First Horizon, Bristol Myers, Daisytek, Sprint, Royal Caribbean and Ikea (USA); Michelin (Europe); Automotive Association, Barclays, Family Product, IBM, Abbot, Eurotunnel, Ford, MSNTV, Slendertone, Schroders and OKI Data Corporation (UK); Unilever (Mexico)

Media

Amgen and Johnson Product (USA); EDF (France); Coca Cola and Turespana (Spain); Bosch and Peugeot (Poland); DHL (Latin America); Bancafe (Colombia)

The main losses are:

Traditional advertising

Pharmacia Rogaine, Stella Pharma (USA); Sprint (Canada); Haagen Dazs (Europe); GRNA Konsom (Sweden)

Marketing Services

Exxon and Vistakprof (USA)

Media

Isuzu, Novartis (USA)

New business prospects for the second quarter look strong, with the major worldwide win of Reckitt Benckiser in traditional advertising, and the appointment of Brann by Wells Fargo in the USA for all their online marketing.

ACQUISITIONS

In 2002, Havas Advertising has pursued its targeted acquisition strategy in order to reinforce its media expertise and integrated communications. In the first three months of 2002 this strategy saw the acquisition of Schmitter Media Agentur, Germany's leading independent media agency. The announcement of this transaction, coming in the wake of the co-operation agreement with Media Italia, helps complete MPG's European network.

Arnold Worldwide Partners also reinforced its integrated communications offering with the acquisition of Hauser Bragg, a public relations agency in Chicago.

COMMENTS AND OUTLOOK

The worldwide environment remains uncertain, with a lack of visibility in the main markets. In this context, the Group's performance in the first quarter, with organic growth down by 5.5 per cent., is in line with our forecasts and with market trends, taking into account the unfavorable base effect of the first three months of 2001. This performance is also in line with the last quarter of 2001.

In addition, new business wins are providing encouraging signs for the future, since the first quarter 2002 shows potential on a par with the same period for 2001.

Given the lack of visibility, Havas Advertising is continuing to focus its strategy on integrated communications with Euro RSCG Worldwide and Arnold Worldwide Partners, and media expertise with MPG, in order to rebound in 2002. The development of existing customers, new business and cost control are priorities for 2002.

Commenting on this performance, Alain de Pouzilhac, Chairman and CEO of Havas Advertising, stated:

"The first three months of 2002 are in line with our expectations, despite a tough environment. More than ever, our strategy remains focused on developing our existing customers both geographically and across the various communications sectors. With our strategic reorganization, we have already developed significant synergies between the various communications sectors and the Group's various brands. This reorganization has also helped us to win new customers, as the recent Reckitt Benckiser worldwide business win demonstrates. Wile remaining cautious in view of the lack of market visibility, we confirm our objective of a rebound for Havas Advertising in 2002."
                                       36

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Translation from French-for Information Only

Press Release of 16 April 2002


    EURO RSCG WORLDWIDE APPOINTED GLOBAL ADVERTISING AGENCY FOR RECKITT
                                    BENCKISER

Assignments Include Reckitt Benckiser's Fabric Care, Dishwashing, and Home Care Brands

New York, New York, 16 April 2002--Reckitt Benckiser, the world's leading manufacturer of household cleaning products (excluding laundry detergent), today appointed Euro RSCG Worldwide to handle advertising for its Fabric Care, Dishwashing, and Home Care Products, including the brands Vanish, Resolve, Calgon, Woolite, Calgonit, Finish, Electrasol, Jet Dry, Airwick, and Mortein. J. Walter Thompson has been awarded the categories of Surface Care and Health & Personal Care. Reckitt Benckiser brands are supported by media expenditures in excess of (pounds) 300 million.

The Euro RSCG Worldwide team that drove the creative and strategic thinking for the pitch represented Euro RSCG agencies from key Reckitt Benckiser markets: the U.K., France, Germany, the U.S., Brazil, Australia, and India. The account will be led by a Global Brand Management team based in London.

Bob Schmetterer, Chairman and CEO of Euro RSCG Worldwide, commented, "We are extremely pleased to be partnering with Reckitt Benckiser on a global level. From the beginning, this relationship felt right. Reckitt Benckiser and Euro RSCG are both entrepreneurial, multicultural companies with youthful energy and vision. Reckitt is growing rapidly by thinking creatively about their business on a global scale, so they appreciate our innovative brand management structure and our commitment to Creative Business IdeasTM."

Elio Leoni Sceti, EVP of Category Development at Reckitt Benckiser, said, "Reckitt Benckiser is a truly global company; our products are sold in 180 countries on every continent. During the review process we were looking for agencies that could demonstrate global capabilities and strong central coordination, along with the ability to adapt campaigns to individual markets. We're delighted with our final choice, as we believe both Euro RSCG Worldwide and JWT can provide exactly this kind of service."

Euro RSCG Worldwide, the world's fifth-largest advertising agency network, is a global network of 221 agencies located in 75 countries throughout Europe, North America, Latin America, Asia Pacific, and the Middle East. Euro RSCG provides advertising, marketing services, corporate communications, and interactive solutions to global, regional, and local clients. The network's client roster includes Intel Corporation, WorldCom, PSA Peugeot Citroen Danone Group, Air France, Yahoo!, and LVMH. Headquartered in New York, Euro RSCG Worldwide is the largest unit of Havas, the world's fifth-largest communications group (NASDAQ:
HADV--Euronext Paris SA: HAV.PA).

Reckitt Benckiser had net revenues in 2001 of (pounds)3.4 billion and net income of (pounds)340 million. Reckitt Benckiser brands include such world leaders as Lysol disinfectant cleaner, Dettol antiseptic, Woolite fine fabric detergent, Calgon water softener, Calgonit and Finish automatic dishwashing products, and Veet depilatories, together with Harpic lavatory care, Vanish fabric treatment, Airwick and Wizard air care, Mortein pest control, Gaviscon and Lemsip OTC drugs. The company has operations in almost 60 countries worldwide and sales in 180 countries.

                                       37